EX-99.1

                                  News
                   Release

Vectren Corporation

One Vectren Square

Evansville, IN  47708

Sept. 1, 2011
FOR IMMEDIATE RELEASE
Vectren media contact: Chase Kelley, (812) 491-4128 or kckelley@vectren.com
OUCC media contact: Anthony Swinger, (317) 233-2747

Vectren expands electric energy efficiency programs

Evansville, Ind. – Vectren Energy Delivery of Indiana (Vectren) received Indiana Utility Regulatory Commission (IURC) approval yesterday to implement additional electric energy efficiency programs, known as Conservation Connection, for its customers in southwestern Indiana. The expanded programs are the result of a collaborative effort between the utility and the Indiana Office of Utility Consumer Counselor (OUCC). The most notable additions, which will be implemented Oct. 1, are rebates toward the purchase of high-efficiency electric cooling and heating equipment that include:
•	$300 toward a central air conditioner with a SEER rating of 16 or greater;
•	$400 toward a heat pump with a SEER rating of 16 or greater; and
•	$50 toward an electronically commutated motor for the air handling fan, which is a more energy efficient motor used in heating and cooling equipment.

“Our ever-growing portfolio of electric energy efficiency programs will ensure we support customers in their efforts to use energy wisely,” said Vectren Chairman, President and CEO Carl Chapman. “Furthermore, we have aggressive statewide goals to reduce electric demand, which will not only help customers manage energy costs but also conserve natural resources, and these programs are essential in reaching those targets.”

In addition to the appliance rebates, Vectren will debut a residential program designed to reduce the consumption of hot water through the direct installation of low-flow water fixtures and compact fluorescent light (CFL) bulbs in selected multi-family rental properties, and the company will launch a home energy report program, which consists of a targeted direct mail campaign that outlines a homeowner’s energy usage compared to similar homes and provides specific recommendations to save energy.

"I am pleased that the IURC approved the settlement agreement between Vectren and the OUCC, authorizing the expansion of Vectren's energy efficiency programs for its electric service customers," said Indiana Utility Consumer Counselor David Stippler. "This expansion will provide further opportunities for its customers to engage in targeted energy conservation as well as to reduce their energy costs," added Stippler. "Vectren's collaborative efforts with my agency are especially appreciated, which also resulted in maintaining ongoing joint oversight over the planning, monitoring and evaluation of all these programs and the possible deployment of other programs in the months ahead to ensure that the best interests of Vectren customers are preserved."

Finally, the IURC order expanded eligibility of its electric energy efficiency programs to large commercial and industrial customers and included a mechanism to track lost margins associated with any successful energy usage reductions for this customer class. As provided in the order, Vectren intends to file a separate request with the IURC to seek recovery of lost margins associated with electric usage reductions tied to energy efficiency programs for residential and small commercial customers.

These new electric programs, which were approved for a three-year period, join Vectren’s existing electric efficiency programs, including the popular refrigerator recycling program, the custom small business program, a new construction program and the pilot program underway to convert electric water heaters to more efficient natural gas units. The combined portfolio of electric programs is expected to ultimately save 140,000 megawatt hours of electricity, which is enough to power nearly 13,000 homes for one year.

Vectren also offers a variety of rebates on high-efficiency natural gas appliances and programmable thermostats. To see all the Conservation Connection programs and to access rebate applications, visit http://www.vectren.com or call (866) 240-8476.

About Vectren
Vectren Corporation (NYSE: VVC) is an energy holding company headquartered in Evansville, Ind.  Vectren's energy delivery subsidiaries provide gas and/or electricity to more than one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren’s nonutility subsidiaries and affiliates currently offer energy-related products and services to customers throughout the U.S. These include infrastructure services, energy services, coal mining and energy marketing. To learn more about Vectren, visit http://www.vectren.com.